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                                                                    EXHIBIT 99.1


                                     ONEIDA
                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
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                     Oneida Reorganization Plan is Confirmed

ONEIDA, N.Y., Aug. 31, 2006 -- Oneida Ltd. (Pink Sheets:ONEI) today announced that its prenegotiated plan of reorganization was confirmed by the U.S. Bankruptcy Court for the Southern District of New York, setting the stage for Oneida's emergence from Chapter 11 as a privately-held company. The Plan will significantly reduce the company's debt and open the way for renewed investment and growth. The company is expected to emerge from Chapter 11 on or about September 12, 2006.

"We are extremely pleased that the Court has approved our recapitalization," said James E. Joseph, President of Oneida. "We are grateful to our customers, suppliers, partners and employees for their commitment during this process. The successful recapitalization is the culmination of a revitalization process we began more than 18 months ago and marks a new beginning for Oneida. We are looking forward to building on our strong brand and outstanding customer relationships to continue Oneida's growth into its second century."

Oneida's plan of reorganization provides for the conversion of 100% of its Tranche B loan, representing approximately $100 million, into 100% of the equity of the newly reorganized company. The plan also includes $170 million in senior secured long-term credit facilities, consisting of an $80 million asset based revolving credit facility and a $90 million term loan that will refinance Oneida's Tranche A debt and provide the company with additional liquidity to continue to grow its business. Oneida's general unsecured creditors will not be impaired under the plan; however, existing common and preferred stockholders will not receive any distributions under the plan and their equity will be cancelled on the effective date of the plan.

Oneida Ltd. and certain of its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on March 19, 2006. In connection with these proceedings, Oneida was represented by Shearman & Sterling LLP as legal advisor and by Credit Suisse as financial advisor.

About Oneida

Incorporated in 1880, Oneida Ltd. is one of the world's largest design, sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at http://www.oneida.com/news/08-31-2006.

Note on Forward-Looking Statements



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This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as "expects," "believes," "estimates," "targets," "plans" or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For further information regarding risks and uncertainties associated with Oneida's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Oneida's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

CONTACT: Oneida Ltd.
         Andrew G. Church, Chief Financial Officer
         (315) 361-3718

         Gavin Anderson & Company
         Richard A. Mahony
         (212) 515-1960